Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2014, relating to the consolidated financial statements of Hansen Medical, Inc. as of December 31, 2013 and for each of the two years in the period ended December 31, 2013, appearing in the Annual Report on Form 10-K of Hansen Medical, Inc. for the year ended December 31, 2014 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

March 16, 2015